Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact: Mr. Leonard Szwajkowski
President and CEO
Telephone:  (773) 768-4800

On July 30, 2009, Royal Savings Bank (the “Bank”), a wholly-owned subsidiary of Royal Financial, Inc. (OTCBB:  RYFL.OB) (the “Company”), filed its Report of Condition and Income (“Call Report”) with the Federal Deposit Insurance Corporation (“FDIC”) for the quarter ended on June 30, 2009, which is the last quarter of the Bank’s and Company’s fiscal year ended June 30, 2009 (“Fiscal Year 2009”).  The Bank’s Call Report reflects the following changes in the Bank’s condition and results of operations for the quarter ended June 30, 2009:

•	loan charge-offs totaled $6.3 million during the quarter.

•
the provision to the allowance for loan and lease losses (“ALLL”) totaled $7.2 million for the quarter; non-performing assets, which include non-accrual loans, Other Real Estate Owned and loans past due over 90 days, were 9.82% of total assets at June 30, 2009.

•	the Bank closed its retail branches located in Frankfort, Illinois, and Schererville, Indiana; a one-time expense totaling $1.2 million was recorded.

 “The  Bank’s  actions  during  the  quarter  are  consistent with the Company’s plan during the current economic cycle,” said Jim Fitch, Chairman of  the  Board  of Directors, “to clean up the balance sheet and reduce the expense structure while maintaining capital strength.  Our outlook for the real estate values that secure much of our loan portfolio is pessimistic, so we increased our allowance for loan losses during the quarter.”

The Company’s consolidated results of operations and financial condition for Fiscal Year 2009 ended June 30, 2009, are in the process of being audited by the Company’s independent registered public accountants and will be included in the Company’s Form 10-K for Fiscal Year 2009 to be filed with the Securities and Exchange Commission (“SEC”) on or before September 28, 2009.

Capital Ratios

The Bank’s capital ratios at June 30, 2009, remain significantly above the minimum regulatory requirements to be considered “well-capitalized”.  Subject to adjustment, if any, resulting from the year-end audit of the Company’s Fiscal Year 2009 financial statements, key capital ratios for the Bank at June 30, 2009, are:

Balance or Ratio	Quarter ended June 30, 2009	Quarter ended March 31, 2009	Quarter ended June 30, 2008	Minimum ratio to be considered “well-capitalized”
	(Dollars in thousands)
Assets	$94,435	$100,488	$115,580	N/A
Gross Loans	$87,450	$91,243	$92,847	N/A
ALLL	$4,984	$4,129	$2,060	N/A
Tangible common equity	16.49%	23.85%	19.26%	N/A
Tier 1 leverage	15.33%	22.97%	19.05%	5%
Tier 1 risk-weighted	20.44%	29.14%	23.90%	6%
Total risk-based	21.75%	30.43%	25.17%	10%
ALLL/gross loans	5.70%	4.53%	2.22%	N/A

Loan Charge-Offs

During the quarter, the Bank changed the timing of charge-offs of estimated loan impairments. Previously, the Bank generally recognized loan impairments by recording specific reserves for loans that management had classified as impaired in the amount of the estimated impairments and including those specific reserves as a component of the Bank’s ALLL.  Charge-offs were generally not recorded until the loan workout was resolved or the property securing the loan was foreclosed and transferred to other real estate owned.  Management believes the accelerating deterioration of asset values during the current credit cycle had begun to make that treatment less useful to financial statement users.  By adopting the change, management believes that it will present a clearer picture of the Bank’s condition.  Going forward, management intends generally to charge-off impaired loans at the time the impairment is determined rather than record and maintain a specific reserve within the ALLL against such loans.

For the quarter ended on June 30, 2009, the Bank recorded loan charge-offs totaling $6.3 million of which $6.1 million is attributable to specific reserves established for loans that were impaired as of March 31, 2009, and $0.2 million is attributable to loans that became impaired during the quarter ended on June 30, 2009.  As of March 31, 2009, the Bank had established specific reserves of $3.0 million; the Bank increased its impairment estimates for these loans by $3.1 million during the quarter ended on June 30, 2009.

Provisions to the Allowance for Loan and Lease Losses

The changes in the ALLL during the quarter ended June 30, 2009, are as follow (in thousands):

ALLL as of March 31, 2009	$4,129
Net charge-offs during quarter ended June 30, 2009	(6,327)
Provision during quarter ended June 30, 2009	7,182
ALLL as of June 30, 2009	$4,984

At the inception of the current credit cycle and as previously disclosed in prior quarterly reports on Form 10-Q filed by the Company with the SEC, certain loans (especially construction and development loans made outside the Bank’s local lending markets and often made as a relatively small participant in large credit syndications) became impaired, were placed in work-out status, and have been managed and reported as such since their classification as impaired assets.  Management continues to actively manage this loan portfolio segment to mitigate loss and recognize risk aggressively.  However, management believes that the Bank will continue to see deterioration in this segment of the loan portfolio during the coming quarters until the economy recovers and collateral values stabilize.

During Fiscal Year 2009, the Bank began to see significant deterioration in its portfolio of loans secured by residential real estate as payment delinquencies began to increase and the collateral values of delinquent, non-performing and/or maturing loans did not support modification or renewal of the loans at the current balances.  These loans are generally conforming, non-speculative, and conventional fixed-rate mortgage loans secured by real estate located in the Bank’s local lending markets.  Management has rigorously managed this increasingly distressed portfolio by making early and frequent contact with borrowers, seeking to modify loans when modification makes sense, and initiating foreclosure action or other remedies when appropriate.  However, management believes that the Bank will continue to see deterioration in this loan portfolio segment during the coming quarters until the local economy recovers and housing values stabilize.

Also during Fiscal Year 2009, the Bank began to see some deterioration in its portfolio of loans secured by commercial real estate.  These loans are non-participant, generally conservatively underwritten, three- to five-year term loans secured by commercial real estate located in the Bank’s local lending markets.   During the quarter ended June 30, 2009, the Bank saw significant reductions in the appraised values of certain properties, which management views as early warning signs of accelerating collateral value deterioration.  These indicators are consistent with the widely-held expectation that the deterioration of commercial real estate values across the nation is anticipated to accelerate during the second half of 2009.  Management believes the impact of deterioration in this segment of the loan portfolio will most likely be greater and faster than in the Bank’s residential loan segment because of the larger loan balances and shorter maturities.  Accordingly, management believes that the Bank will see significant deterioration in this loan portfolio segment during the coming quarters until the local economy recovers and commercial real estate values stabilize.

Branch Closings

As previously disclosed, the Bank closed its branches located in Frankfort, Illinois, and Schererville, Indiana, on June 30, 2009.  In connection with the branch closings, the Bank recorded a one-time charge totaling $1.2 million during the quarter ended June 30, 2009.  As a result of the branch closings, management anticipates a reduction in annual operating expenses of approximately $528,000 beginning in Fiscal Year 2010.  The Bank closed its Lansing, Illinois, branch office in Fiscal Year 2008 and these two branches in Fiscal Year 2009 as part of a broader Company strategy to reduce operating expenses.

Royal Savings Bank offers a range of checking and savings products, a full line of home loans, and commercial lending solutions.  Royal Savings Bank has been operating continuously in the south and southeast communities of Chicago since 1887 and has two locations in southeast Chicago.

Special Note Regarding Forward-Looking Statements

Statements contained in this press release that are not historical facts may constitute forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations and future prospects of the Company include, but are not limited to, fluctuations in market rates of interest and loan and deposit pricing in the Company’s market areas; continued deterioration in asset quality due to a prolonged economic downturn in the greater Chicago metropolitan area, specifically in the real estate market in the Company’s market areas; legislative or regulatory changes; changes in monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board; adverse developments in the Company’s loan or investment portfolios; slower than anticipated growth of the Company’s business or unanticipated business declines; demand for loan products; deposit flows; competition; and changes in accounting principles, policies, and guidelines.  These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.  The Company assumes no obligation to update publicly any of these statements in light of future events unless required under the federal securities laws.